Exhibit 10

EMPLOYMENT EXTENSION AGREEMENT

This EMPLOYMENT EXTENSION AGREEMENT (the “Extension Agreement”), is entered into as of September 11, 2015, by and between PEPCO HOLDINGS, INC. (the “Com pany”) and KEVIN C. FITZGERALD (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive, as of September 7, 2012, entered into an Employment Agreement (the “Employment Agreement”), under which the Executive is currently employed as the Company’s Executive Vice President and General Counsel for a term that ends on September 16, 2015 (the “Employment Agreement Term”);

WHEREAS, on April 29, 2014 (the “Merger Agreement Executive Date”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exelon Corporation (“Exelon”), pursuant to which the Company would be acquired by Exelon (the “Merger”);

WHEREAS, as of the date hereof, the Merger has not been concluded; and

WHEREAS, the Company wishes to continue the employment of the Executive while the Merger remains pending, and the Executive has agreed to remain in his current position, on the terms and conditions set forth in this Extension Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in this Extension Agreement, the parties agree as follows:

1.	Continuation of the Employment of the Executive.

(a) Commencing on September 17, 2015, and continuing until June 30, 2016 or, if earlier (i) the closing date of the Merger or (ii) the date that is six months after the termination of the Merger Agreement (the “Extension Period”), the Executive shall continue to be employed by the Company as its Executive Vice President and General Counsel. On the last day of the Extension Period (the “Termination Date”), the employment of the Executive by the Company (and any subsidiary of the Company that employs the Executive) will cease, unless the Company and the Executive otherwise shall mutually agree.

(b) During the Extension Period (and thereafter to the extent provided in the Employment Agreement), all of terms and conditions of the Executive’s employment as set forth in the Employment Agreement shall remain in effect, except as otherwise provided in this Extension Agreement, and (i) each reference in the Employment Agreement to “this Agreement” shall be deemed to include this Extension Agreement and (ii) each reference in the Employment Agreement to the “Term of this Agreement” shall include the extension of the Executive’s employment as provided for in this Extension Agreement.

2.    Compensation

(a) Salary. During the Extension Period, the annual salary of the Executive shall be $563,000, the Executive’s annual salary as in effect on the date hereof.

(b) Severance. During the Extension Period, the Executive shall continue to be a participant in the Company’s Amended and Restated Change in Control / Severance Plan (the “CICSP”) on the terms and conditions set forth in Section 4(a)(iv) of the Employment Agreement. The termination of the Executive’s employment at the end of the Extension Period would constitute a “Qualifying Termination” under the CICSP, which will entitle the Executive to receive (i) a severance payment equal to the sum of (A) the Executive’s then-current annual salary and (B) the full amount of the Executive’s target annual bonus under the Amended and Restated Annual Executive Incentive Compensation Plan and (ii) the other benefits specified by Section 4.1 of the CICSP.

(c) Incentive Compensation and Benefits.  During the Extension Period, the Executive’s incentive compensation opportunities and other benefits shall be as set forth in the Employment Agreement.

3.    Assignment.  The rights and obligations of the Company under this Extension Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. The Executive’s obligations under this Extension Agreement may not be assigned or transferred in whole or in part, and the rights and benefits of the Executive under this Extension Agreement cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of the Executive’s creditors, except that the personal representative of the Executive’s estate shall be entitled to receive any amounts payable under this Extension Agreement after the death of the Executive.

4.    Notices.  All notices and other communications under this Extension Agreement shall be in writing and shall be given by hand or by registered or certified mail, return receipt requested, postage prepaid, and (i) if to the Executive, shall be addressed to the Executive at the last address furnished by the Executive to the Company in writing and (ii) if to the Company, shall be addresses to the headquarters of the Company for the attention of the Chief Executive Officer of the Company.

5.    Governing Law. To the extent not governed by federal law, this Extension Agreement shall be governed and construed in accordance with the laws of the District of Columbia, without reference to its conflict of laws rules.

6.    Amendments and Waivers. This Extension Agreement may only be amended, modified, altered or supplemented in a writing signed by the Executive and on behalf of the Company by a duly authorized officer other than the Executive. No obligation under this Extension Agreement shall be waived or discharged unless such waiver or discharge is signed by the party granting such waiver or discharge. No failure on the part of either party to exercise any right under this Extension Agreement, and no delay on the part of either party in exercising any right under this Extension Agreement, shall operate as a waiver of such right.

7.    Invalidity.  The invalidity or unenforceability of any provision of this Extension Agreement shall not affect the validity or enforceability of any other provision of this Extension Agreement. If any provision of this Extension Agreement shall be held invalid or unenforceable in whole or in part, the remaining provisions of this Extension Agreement (including any portion of the provision not held to be invalid or unenforceable) shall remain valid and enforceable and continue in full force and effect to the fullest extent permitted by law.

8.    Execution in Counterparts.  This Extension Agreement may be executed in counterparts, which taken together shall be considered one and the same agreement.

9.    Entire Agreement.  This Extension Agreement, together with the Employment Agreement and the terms and conditions of the Company compensatory plans and arrangements in which the Executive currently participates or may participate in the future and of the awards thereunder, constitute the entire agreement between the Executive and the Company with respect to the Executive’s employment and the termination of the Executive’s employment.

PEPCO HOLDINGS, INC.		EXECUTIVE

By:	/s/ JOSEPH M. RIGBY	By:	/s/ KEVIN C. FITZGERALD
	Name: Joseph M. Rigby		Kevin C. Fitzgerald
Title: Chief Executive Officer